UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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FORWARD AIR CORPORATION
(Name of Registrant as Specified In Its Charter)

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April 2, 2015

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Forward Air Corporation, you are cordially invited to attend the Annual Meeting of Shareholders on Tuesday, May 12, 2015, beginning at 8:00 a.m., EDT in The Explorer Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy.

I hope you will be able to join us, and we look forward to seeing you at the meeting.

Sincerely yours,

Bruce A. Campbell

Chairman, President and Chief Executive Officer

FORWARD AIR CORPORATION

430 Airport Road

Greeneville, Tennessee 37745

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 12, 2015

To the Shareholders of Forward Air Corporation:

The Annual Meeting of Shareholders of Forward Air Corporation (the “Company”) will be held on Tuesday, May 12, 2015, beginning at 8:00 a.m., EDT, in The Explorer Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337.

Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the Company, press and financial community. To gain admission to the Annual Meeting, you will need to show that you are a shareholder of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please retain and bring the top portion of the enclosed proxy card as your admission ticket. If your shares are in the name of your broker or bank, or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement.

The purposes of this meeting are:

1.	To elect eight members of the Board of Directors with terms expiring at the next Annual Meeting of Shareholders in 2016, or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company;

3.	To approve, on an advisory basis, the compensation of the named executive officers (the “say on pay vote”); and

4.	To transact such other business as may properly come before the meeting and at any adjournment or postponement thereof.

We will make available a list of shareholders of record as of March 13, 2015, the record date for the Annual Meeting, for inspection by shareholders during normal business hours from March 18, 2015 until May 11, 2015 at the Company’s principal place of business, 430 Airport Road, Greeneville, Tennessee 37745. The list also will be available to shareholders at the meeting.

Only holders of the Company’s common stock, par value $0.01 per share, of record at the close of business on March 13, 2015 are entitled to notice of and to vote at the Annual Meeting. Shareholders are cordially invited to attend the meeting in person. Our Board of Directors recommends a vote FOR proposals 1, 2, and 3.

It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the meeting, please vote and submit your proxy over the Internet, by telephone or by mail. Please refer to the proxy card for specific voting instructions. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy. You may revoke your proxy at any time before it is voted.

By Order of the Board of Directors,

Michael L. Hance
Greeneville, Tennessee	Senior Vice President,
April 2, 2015	Chief Legal Officer and Secretary

FORWARD AIR CORPORATION

430 Airport Road

Greeneville, Tennessee 37745

(423) 636-7000

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Forward Air Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 12, 2015, beginning at 8:00 a.m., EDT, in The Explorer Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337, and any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This proxy statement and proxy card are first being sent to shareholders on or about April 2, 2015.

You can ensure that your shares are voted at the Annual Meeting by submitting your instructions over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided. You may revoke your proxy at any time before it is exercised by voting in person at the Annual Meeting or by delivering written notice of your revocation to, or a subsequent proxy to, the Secretary of the Company at its principal executive offices. Each properly executed proxy will be voted FOR Proposals 1, 2, and 3 if no contrary instruction is indicated in the proxy, and in the discretion of the persons named in the proxy on any other matter that may properly come before the shareholders at the Annual Meeting.

Shareholders are entitled to one vote for each share of common stock held of record at the close of business on March 13, 2015 (the “Record Date”). There were 30,954,111 shares of our common stock, par value $0.01 per share, issued and outstanding on the Record Date. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the Annual Meeting.

The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on the election of directors.

In the event that any nominee for director in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” such election, such director shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

Any other matter that properly comes before the Annual Meeting will be approved if the number of shares of common stock voted in favor of the proposal exceeds the number of shares of common stock voted against it. A properly executed proxy marked “Abstain” with respect to such proposal will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, as long as a quorum is present, abstaining from any proposal that properly comes before the Annual Meeting will have no effect on whether the proposal is approved.

Brokers who hold shares for the accounts of their clients who do not receive voting instructions may not vote for matters that are not considered “routine.” The matters contained in this Proxy Statement that are not considered routine are the election of the Board of Directors and the advisory vote on the compensation paid to our named executive officers. Shares held by your broker will not be voted on these matters absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. Proxies that are returned to us where brokers have received instructions to vote on one or more proposal(s) but have not received instructions to vote on other proposal(s) are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.

The Company will bear the cost of soliciting proxies for the Annual Meeting. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2015.

The Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available at www.forwardair.com.

PROPOSAL 1 - ELECTION OF DIRECTORS

At the date of this Proxy Statement, our Board is comprised of nine directors, eight of whom are non-employee directors. There are eight nominees for election at the Annual Meeting of Shareholders, each to hold office until the next Annual Meeting of Shareholders in 2016 or until a successor has been duly elected and qualified. After the 2014 annual meeting, the Board increased its size to nine members pursuant to authority under the Company’s bylaws and elected Ronald W. Allen, effective November 26, 2014, to fill the new Board seat until the Annual Meeting. Dr. Ray A. Mundy, who has served on our Board since 2000, will retire as of the date of the Annual Meeting. The Company has greatly valued his expertise and perspective with respect to strategy and governance matters over the years. We thank him for his outstanding contributions to our success. Due to the retirement of Dr. Mundy, effective at the time of the Annual Meeting, the number of directors will be reduced to eight.

The Board of Directors recommends a vote FOR the election of the eight nominees named below. Duly executed proxies will be so voted unless record holders specify a contrary choice on their proxies. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board may propose, or the Board may reduce the number of directors. The Board has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration. Proxies cannot be voted for a greater number of persons than the number named.

Shareholder Vote Requirement

The nominees for election shall be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors. Each share shall have one vote for each directorship to be filled on the Board of Directors. In the event any director nominee, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

Director Nominees

The following persons are the nominees for election to serve as directors. There are no family relationships between any of the director nominees. Each director nominee is standing for re-election by the shareholders. Certain information relating to the nominees, furnished by the nominees, is set forth below. The ages set forth below are accurate as of the date of this Proxy Statement.

The Board has determined that all of its current directors are qualified to serve as directors of the Company. In addition to the specified business experience listed below, each of the directors has the tangible and intangible skills and attributes which the Board believes are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity the Board expects of its directors.

RONALD W. ALLEN	Director since 2014
Atlanta, Georgia	Age 73

Mr. Allen previously served as a director of Forward Air from 2011 to 2013. Mr. Allen retired as the Chief Executive Officer of Aaron’s, Inc. (“Aaron’s”), a leading lease-to-own company for furniture, appliances and electronics, in September 2014. He served as the Chairman of the Board of Directors of Aaron’s and as its President and Chief Executive Officer from November 2012 until April 2014. Before being elected as Chairman of the Board of Aaron’s, Mr. Allen served as President and Chief Executive Officer from February 2012 until November 2012, and as its Interim President and Chief Executive Officer from November 2011 until February 2012. Mr. Allen retired as the Chairman of the Board, President and Chief Executive Officer of Delta Air Lines, Inc. (“Delta”) in July 1997. From July 1997 through July 2005, Mr. Allen was a consultant to and Advisory Director of Delta. Mr. Allen has been a Director of The Coca-Cola Company since 1991 and Aircastle Limited since 2006. He previously served as a Director of Interstate Hotels & Resorts, Inc. from 2006 to 2010 and Guided Therapeutics Inc. from 2008 to January 31, 2014. The Board believes Mr. Allen brings a significant depth of leadership and governance experience to the Company’s Board.

BRUCE A. CAMPBELL	Director since 1993
Greeneville, Tennessee	Age 63

Mr. Campbell has served as a director since April 1993, as President since August 1998, as Chief Executive Officer since October 2003 and as Chairman since May 2007. Mr. Campbell was Chief Operating Officer from April 1990 until October 2003 and Executive Vice President from April 1990 until August 1998. Prior to joining the Company, Mr. Campbell served as Vice President of Ryder-Temperature Controlled Carriage in Nashville, Tennessee from September 1985 until December 1989. Mr. Campbell has held a leadership role with the Company for over 25 years, has served as its Chief Executive Officer for over 10 years and its Chairman for over 6 years. The Board believes that Mr. Campbell possesses a wealth of industry knowledge, experience and expertise and has been a strong, proven leader of the Company.

C. ROBERT CAMPBELL	Director since 2005
Coral Gables, Florida	Age 70

Mr. Campbell is the Lead Independent Director of the Company and has served the Company as such since May 2014. He served as Executive Vice President and Chief Financial Officer of MasTec, Inc., a leading communications and energy infrastructure service provider in North America, from October 2004 until December 2013. Mr. Campbell has over 25 years of senior financial management experience. From January 2002 to October 2004, Mr. Campbell was Executive Vice President and Chief Financial Officer for TIMCO Aviation Services, Inc. Mr. Campbell was the President and Chief Executive Officer of BAX Global, Inc. from April 1998 to June 2000. He served as Executive Vice President-Finance and Chief Financial Officer for Advantica Restaurant Group, Inc. from March 1995 to March 1998. Also, Mr. Campbell worked for Ryder System, Inc., for over 20 years including serving for 10 years as Executive Vice President and Chief Financial Officer for its Vehicle Leasing and Services Division. Mr. Campbell is a Certified Public Accountant. The Board believes that Mr. Campbell brings to the Company a tremendous amount of industry-related knowledge and experience in a multitude of areas, including accounting, finance, operations, sales and marketing. He has served in executive leadership capacities with transportation and logistics companies and served as a Chief Financial Officer for a publicly-traded concern, until his retirement in December 2013. Mr. Campbell is also a Director of Pernix Group, Inc.

C. JOHN LANGLEY, JR., Ph.D.	Director since 2004
Knoxville, Tennessee	Age 69

Dr. Langley is Clinical Professor of Supply Chain Management and Director of Development for The Center for Supply Chain Research at The Pennsylvania State University. Formerly, Dr. Langley served as Professor of Supply Chain Management at the Georgia Institute of Technology from September 2001 until October 2010, and from September 1973 until July 2001, he was the John H. Dove Professor of Logistics and Transportation at the University of Tennessee. Dr. Langley has spent over 40 years teaching, lecturing and consulting in the logistics field. He brings a breadth of knowledge and experience that the Board and management relies upon in discussing the Company’s strategy and opportunities. Dr. Langley also is a Director of UTi Worldwide, Inc.

TRACY A. LEINBACH	Director since 2007
Miami, Florida	Age 55

Ms. Leinbach served as Lead Independent Director of the Company from January 2012 to May 2014. She was Executive Vice President and Chief Financial Officer of Ryder System, Inc. (“Ryder”), a global leader in supply chain, warehousing and transportation management solutions, from March 2003 until her retirement in February 2006. Ms. Leinbach served as Executive Vice President of Ryder’s Fleet Management Solutions from March 2001 to March 2003, Senior Vice President, Sales and Marketing from September 2000 to March 2001, and Senior Vice President, Field Management from July 2000 to September 2000. Ms. Leinbach was Managing Director-Europe of Ryder Transportation Services from January 1999 to July 2000, and she served Ryder Transportation Services as its Senior Vice President and Chief Financial Officer from 1998 to January 1999, its Senior Vice President, Business Services from 1997 to 1998, and its Senior Vice President, Purchasing and Asset Management for six months during 1996. From 1985 to 1996, Ms. Leinbach held various leadership roles in Ryder (and its subsidiaries) in multiple areas, including operations, salary and finance. Including her service on the Company’s Board, Ms. Leinbach has worked in the transportation industry for over 25 years, and the Board believes that she brings that experience to the Company and is an instrumental contributor in discussions of corporate strategy and risk. Ms. Leinbach also serves as a Director of Hasbro, Inc. and Veritiv Corporation.

LARRY D. LEINWEBER	Director since 2011
Bloomfield Hills, Michigan	Age 73

Mr. Leinweber is President and Chief Executive Officer of New World Systems, where he is responsible for product strategy, strategic direction and organization development. Mr. Leinweber has over 30 years of executive management and operations management experience in the software and technology industry. Prior to founding New World, Mr. Leinweber served as President and Chief Executive Officer for a software and service division of Citicorp. Earlier in his career, he was a co-founder and President of Advanced Computer Management Corporation. Mr. Leinweber brings to the Board significant experience in executive leadership, strategy and innovation.

G. MICHAEL LYNCH	Director since 2005
Greensboro, Georgia	Age 71

Mr. Lynch served as Lead Independent Director of the Company from January 2009 to December 2011. He was Executive Vice President and Chief Financial Officer and a member of the Strategy Board for Federal-Mogul Corporation (“Federal Mogul”) from July 2000 until March 2008. Federal-Mogul is a global manufacturer and marketer of automotive component parts. Prior to joining Federal-Mogul in July 2000, Mr. Lynch worked at Dow Chemical Company, where he was Vice President and Controller. Mr. Lynch also spent 29 years at Ford Motor Company (“Ford”), where his most recent position was Controller, automotive components division, which ultimately became Visteon Corporation. While at Ford, Mr. Lynch held a number of varied financial assignments, including Executive Vice President and Chief Financial Officer of Ford New Holland. Mr. Lynch brings over 40 years experience of serving in key positions with Fortune 500 companies, and approximately 10 years experience serving as a director on public company boards. The Board believes that Mr. Lynch utilizes that experience in his service as a member of the Corporate Governance and Nominating Committee and the Audit Committee. Mr. Lynch served as Director for Champion Enterprises, Inc. until March 2011.

GARY L. PAXTON	Director since 2007
Tulsa, Oklahoma	Age 68

Mr. Paxton served as President and Chief Executive Officer of Dollar Thrifty Automotive Group, Inc. (DTG-NYSE) from October 2003 until his retirement in October 2008. From 1997 until 2002, he was Executive Vice President of DTG. He served as President and Chief Executive Officer of Dollar Rent A Car Systems, Inc. from December 1990 until October 2002, having joined that company in 1968 at one of the first Dollar A Day Rent A Car franchisees in Seattle, Washington. In 1972, he joined the franchisor parent as Vice President of Operations. The Board believes that Mr. Paxton brings chief executive officer and other leadership experience to our Board, having served in management leadership roles with a publicly-traded company for more than 20 years. His extensive leadership experience is invaluable to management and the Board in their discussions of strategy, opportunity and risk. Mr. Paxton is a member of and designated as a certified director by the National Association of Corporate Directors.

CORPORATE GOVERNANCE

Independent Directors

The Company’s common stock is listed on The NASDAQ Stock Market LLC (“Nasdaq”). Nasdaq requires that a majority of the Company’s directors be “independent directors,” as defined in Nasdaq Marketplace Rule 5605. Generally, a director does not qualify as an independent director if, among other reasons, the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that eight of the Company’s nine current directors are “independent directors” on the basis of Nasdaq’s standards and an analysis of all facts specific to each director.

The independent directors are Ronald W. Allen, C. Robert Campbell, C. John Langley, Jr., Tracy A. Leinbach, Larry D. Leinweber, G. Michael Lynch, Ray A. Mundy and Gary L. Paxton.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that give effect to Nasdaq’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines, as well as the charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, are available on the Company’s website at www.forwardair.com.

Non-Employee Director Meetings

Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-employee directors meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The Lead Independent Director presides at such executive sessions or, in his or her absence, a non-employee director designated by such Lead Independent Director.

Interested parties who wish to communicate with the Chairman of the Board, Lead Independent Director, or the non-employee directors as a group should follow the procedures found below under “Shareholder Communications.”

Director Nominating Process

The Corporate Governance and Nominating Committee evaluates a candidate for director who was recommended by a shareholder in the same manner as a candidate recommended by other means. Shareholders wishing to communicate with the Corporate Governance and Nominating Committee concerning potential director candidates may do so by corresponding with the Corporate Secretary at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745, and including the name and biographical data of the individual being suggested.

All recommendations should include the written consent of the nominee to be nominated for election to the Company’s Board of Directors. To be considered, the Company must receive recommendations at least 90 calendar days prior to the one year anniversary of the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2016 Annual Meeting of Shareholders, this deadline is February 12, 2016. All recommendations will be brought to the attention of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes among other relevant factors in the context of the perceived needs of the Board at that time, the possession of such knowledge, experience, skills, expertise and diversity to enhance the Board’s ability to manage and direct the affairs and business of the Company.

The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Corporate Governance and Nominating Committee, in consultation with the Chairman of the Board and Lead Independent Director, if any, periodically examines the composition of the Board and determines whether the Board would better serve its purposes with the addition of one or more directors. If the Corporate Governance and Nominating Committee determines that adding a new director is advisable, the Corporate Governance and Nominating Committee initiates the search, working with other directors and management and, if appropriate or necessary, a third-party search firm that specializes in identifying director candidates.

The Corporate Governance and Nominating Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates shall be presented to the Corporate Governance and Nominating Committee, and the Committee shall evaluate the candidates based on the needs of the Board at that time and issues of knowledge, experience, skills, expertise and diversity, as set forth in the Company’s Corporate Governance Guidelines. In particular, the Board and the Committee believe that the Board should be comprised of a well-balanced group of individuals with diverse knowledge, experience, skills and expertise. Although the Board does not have a formal policy regarding board diversity, the Board believes that having diversity of knowledge, experience, skills and expertise among its members enhances the Board’s ability to make fully informed, comprehensive decisions.

Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Corporate Governance and Nominating Committee, another director, Company management, a search firm or another third party. The Corporate Governance and Nominating Committee will submit any recommended candidate(s) to the full Board of Directors for approval and recommendation to the shareholders.

Shareholder Communications

Shareholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Secretary, Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745. All communications will be compiled by the Secretary of the Company and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication will be forwarded to all members of the Board.

Annual Performance Evaluations

The Company’s Corporate Governance Guidelines provide that the Board of Directors shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also required to each conduct an annual self-evaluation. The Corporate Governance and Nominating Committee is responsible for overseeing this self-evaluation process.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all Company employees, officers and directors, which is available on the Company’s website at www.forwardair.com. The Code of Business Conduct and Ethics complies with Nasdaq and Securities and Exchange Commission (the “SEC”) requirements, including procedures for the confidential, anonymous submission by employees or others of any complaints or concerns about the Company or its accounting practices, internal accounting controls or auditing matters. The Company will also mail the Code of Business Conduct and Ethics to any shareholder who requests a copy. Requests may be made by contacting the Secretary as described above under “Shareholder Communications.”

Board Attendance

The Company’s Corporate Governance Guidelines provide that all directors are expected to attend all meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2014, the Board of Directors held five meetings. All of the incumbent directors who were on the Board during 2014 attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board on which they served during 2014. There were only eight directors at the time of the 2014 Annual Meeting of Shareholders, and all eight of the incumbent directors attended the 2014 Annual Meeting of Shareholders.

Board Committees

The Board presently has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. With the exception of the Executive Committee, each committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. In addition, the Board has determined that each member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is “independent,” as defined in Nasdaq Marketplace Rule 5605, and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. Additional information regarding the functions of the Board’s committees, the number of meetings held by each committee during 2014 and their present membership is set forth below.

The Board nominated each of the nominees for election as a director and each nominee currently is a director. Assuming election of all of the director nominees, the following is a list of persons who will constitute the Company’s Board of Directors following the meeting, including their current committee assignments.

Name	Audit	Compensation	Executive	Corporate Governance and Nominating
Bruce A. Campbell			X
C. Robert Campbell			X
C. John Langley, Jr.		Chair
Tracy A. Leinbach		X		X
Larry D. Leinweber	X			X
G. Michael Lynch	X		X	Chair
Gary L. Paxton	Chair
Ronald W. Allen		X
Number of Meetings in 2014	4	5	0	3

Executive Committee. The Executive Committee is authorized, to the extent permitted by law and the Bylaws of the Company, to act on behalf of the Board on all matters that may arise between regular meetings of the Board upon which the Board would be authorized to act, subject to certain materiality restrictions established by the Board.

Audit Committee. The Audit Committee engages the Company’s independent registered public accounting firm, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by such firm with respect to the Company’s internal control structure, and reviews the internal audit process and internal accounting procedures and controls with the Company’s financial and accounting staff. A more detailed description of the Audit Committee’s duties and responsibilities can be found in the Audit Committee Report on page 37 of this Proxy Statement and in the Audit Committee Charter. A current copy of the written charter of the Audit Committee is available on the Company’s website at www.forwardair.com.

The Board has determined that Audit Committee member, G. Michael Lynch, meets the definition of an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC. The Audit Committee held four meetings during 2014.

Compensation Committee. The Compensation Committee is responsible for determining the overall compensation levels of certain of the Company’s executive officers and administering the Company’s employee incentive plans and other employee benefit plans. Additionally, it reviews and approves the Compensation Discussion and Analysis for inclusion in the proxy statement (see pages 16 – 27 of this Proxy Statement). A current copy of the written charter of the Compensation Committee is available on the Company’s website at www.forwardair.com.

The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consultant, to assist it during 2014. During the year, the consultant reviewed materials prepared by management and provided the Committee with information on compensation trends, best practices and changes in the regulatory environment, in addition to providing executive compensation benchmarking information. Meridian provided no services other than those related to executive and director pay and related governance.

The Compensation Committee, considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not aware of any conflict of interest that has been raised by the work performed by Meridian.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending them to the full Board for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other Board members or shareholders. In addition, the Committee makes recommendations to the Board for Board committee assignments, develops and annually reviews corporate governance guidelines for the Company, and otherwise oversees corporate governance matters. In addition, the Committee coordinates an annual performance review for the Board, Board committees, Chairman, Lead Independent Director, if any, and individual director nominees. The Committee periodically reviews and makes recommendations to the Board regarding director compensation for the Board’s approval. Also, the Committee oversees management succession planning along with the Compensation Committee.

A description of the Committee’s policy regarding director candidates nominated by shareholders appears in “Director Nominating Process” above. A current copy of the written charter of the Corporate Governance and Nominating Committee is available on the Company’s website at www.forwardair.com.

Board Structure

In accordance with our bylaws and governance guidelines, the Board is responsible for selecting the Chief Executive Officer and the Chairman of the Board, and both of these positions may be held by the same person or they may be held by two persons. The Company’s Corporate Governance Guidelines require the election, by the Board, of an independent lead director to serve during any period when there is no independent Chairman of the Board. Currently, C. Robert Campbell serves as Lead Independent Director and he has served in that capacity since May of 2014.

The Company has operated for over six years using a board leadership structure, in which the Chief Executive Officer also serves as Chairman of the Board. The Board believes that the Company, with its current Chief Executive Officer and Chairman, has been well-served by this leadership structure. Having Mr. Campbell serve as both Chief Executive Officer and Chairman of the Board demonstrates for the Company’s employees, suppliers, customers and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing its operations. The Board believes having Mr. Campbell serve as Chief Executive Officer and Chairman of the Board is best for the Company and its shareholders at the present time. He has led the Company as Chief Executive Officer since 2003, has worked with two Chairmen and four Lead Independent Directors, is a recognized leader in the transportation industry and has all of the skills incumbent to serve as a board chair.

Under the Company’s bylaws and Corporate Governance Guidelines, the Chairman of the Board is responsible for (a) chairing Board meetings and the Annual Meeting, (b) setting the agendas for these meetings, (c) attending Board committee meetings and (d) providing information to Board members in advance of each Board meeting and between Board meetings. The Lead Independent Director is responsible for (a) chairing executive sessions of the independent directors and communicating with management relating to these sessions, and presiding at all meetings of the Board at which the Chairman is not present, (b) approving agendas and schedules for Board meetings and the information that is provided to directors, and (c) serving as a liaison between the Chairman and the independent directors. The Lead Independent Director also has the authority to call meetings of the independent directors.

The Board believes that, in addition to fulfilling our lead director responsibilities, the Lead Independent Director makes valuable contributions to the Company, including but not limited to: (a) monitoring the performance of the Board and seeking to develop a high-performing Board, for example, by helping the directors reach consensus, keeping the Board focused on strategic decisions, taking steps to ensure that all the directors are contributing to the work of the Board, and coordinating the work of the four Board Committees, (b) developing a productive relationship with our Chief Executive Officer and ensuring effective communication between the Chief Executive Officer and the Board, and (c) ensuring and supporting effective shareholder communications. Accordingly, the Board believes that the Company has benefited from having the Chairman/Chief Executive Officer as the leader of the Company, and having the Lead Independent Director serving as the leader of the independent directors.

On an annual basis, as part of our review of corporate governance and succession planning, the Board (led by the Corporate Governance and Nominating Committee) evaluates the Board’s leadership structure, to ensure that it remains the optimal structure for the Company and its shareholders. The Board recognizes that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. The Board believes its current leadership structure—under which the Chief Executive Officer serves as Chairman of the Board, the Board Committees are chaired by independent directors and a Lead Independent Director assumes specified responsibilities on behalf of the independent directors—is presently the optimal board leadership structure for the Company and its shareholders.

Risk Oversight

On at least a quarterly basis, the Company’s Chief Legal Officer provides a comprehensive risk report to the Audit Committee and the Board. While the Audit Committee has primary responsibility for overseeing financial risks, the Board is charged with overseeing the Company’s enterprise risks. Accordingly, on an annual basis, the Board receives a report from the Company’s Chief Legal Officer on the most significant risks that the Company is facing. The full Board also engages in periodic discussions about enterprise risk management with our Chief Legal Officer, Chief Executive Officer, Chief Financial Officer and other Company officers as the Board may deem appropriate. In addition, each of our Board Committees considers the risks within its area of responsibilities. For example, the Compensation Committee considers the risks that may be implicated by the Company’s executive compensation programs, and the Corporate Governance and Nominating Committee considers the best governance structure and guidelines for the Company to minimize enterprise risks brought about by weak governance. The Board believes that its leadership structure supports the Board’s effective oversight of the Company’s enterprise risks.

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. The Company does not pay employee directors for Board service in addition to their regular employee compensation.

The Corporate Governance and Nominating Committee, which consists solely of independent non-employee directors, has the primary responsibility for reviewing and considering any revisions to the non-employee director compensation program.

In accordance with the Corporate Governance and Nominating Committee’s recommendations, the non-employee directors’ cash compensation program is as follows:

•	an annual cash retainer of $50,000 for all non-employee directors;

•	an additional annual cash retainer of $35,000 for the Lead Independent Director;

•	an additional annual cash retainer of $15,000 for the Audit Committee Chair;

•	an additional annual cash retainer of $7,500 for the Corporate Governance and Nominating Committee Chair;

•	an additional annual cash retainer of $10,000 for the Compensation Committee Chair;

•	an additional annual cash retainer of $8,500 for all non-Chair Audit Committee members, an additional annual cash retainer of $7,000 for all non-Chair Compensation members and an additional annual cash retainer of $5,000 for all non-Chair Corporate Governance and Nominating Committee members.

All directors are reimbursed reasonable travel expenses for meetings attended in person. The Company also reimburses directors for expenses associated with participation in continuing director education programs.

In addition, effective May 22, 2007, the Company’s shareholders approved the Company’s Amended and Restated Non-Employee Director Stock Plan, as further amended on February 8, 2013 (the “Amended Plan”). Under the Amended Plan, on the first business day after each Annual Meeting of Shareholders, each non-employee director is automatically granted an award (the “Annual Grant”) in such form and size as the Board determines from year to year. Unless otherwise determined by the Board, the Annual Grants will become vested and non-forfeitable on the earlier of (a) the day immediately prior to the first Annual Meeting that occurs after the grant date or (b) the first anniversary of the grant date, so long as the non-employee director’s service with the Company does not earlier terminate. In 2014, each non-employee director, except Ronald W. Allen, received shares of restricted common stock valued at $85,984 pursuant to the Amended Plan. Mr. Allen, who was elected to the Company’s Board of Directors on November 26, 2014, received shares of restricted common stock valued at $48,377 pursuant to the Amended Plan, which represented a pro rata grant for the period of his service.

Finally, the Board believes that directors more effectively represent the Company’s shareholders, whose interests they are charged with protecting, if they are shareholders themselves. Therefore, the Board established certain independent director stock ownership guidelines which are set forth in the Company’s Corporate Governance Guidelines. Specifically, the Company’s independent directors are required to own shares of the Company’s common stock, with a value equal to at least three times the annual cash retainer for independent directors. Each new independent director has three years from the date he or she joins the Board to obtain this ownership stake. Each independent director has achieved the stock ownership guideline set forth in the Company’s Corporate Governance Guidelines. The following table shows the compensation we paid in 2014 to our non-employee directors. The Company does not pay employee directors for Board service in addition to their regular employee compensation.

	Fees Paid	Stock
	in Cash	Awards	Dividends	Total
Name	($)	($) (1)	($) (2)	($)
Ronald W. Allen	$—	$48,377	$—	$48,377
C. Robert Campbell	110,385	85,984	862	197,231
C. John Langley, Jr.	60,970	85,984	862	147,816
Tracy A. Leinbach	75,012	85,984	862	161,858
Larry D. Leinweber	64,204	85,984	862	151,050
G. Michael Lynch	65,121	85,984	862	151,967
Ray A. Mundy	64,186	85,984	862	151,032
Gary L. Paxton	63,241	85,984	862	150,087

(1)	Represents the aggregate grant date fair value of non-vested restricted shares and deferred stock unit awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.
(2)	Represents dividend payments or dividend equivalents on non-vested restricted shares or deferred stock unit awards granted during 2014 and 2013. These dividend payments are non-forfeitable.

The following table indicates the aggregate number of outstanding options held by each incumbent director at the end of 2014, and the aggregate number of deferred stock units or non-vested restricted shares held by each incumbent director at the end of 2014 and those shares or units that have not yet vested.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Shares or Units of Stock Held That Have Not Vested
Ronald W. Allen	—	995
C. Robert Campbell	—	7,013
C. John Langley, Jr.	7,500	1,989
Tracy A. Leinbach	—	11,660
Larry D. Leinweber	—	1,989
G. Michael Lynch	—	1,989
Ray A. Mundy	18,750	4,856
Gary L. Paxton	—	1,989

Certain Relationships and Related Person Transactions

The Audit Committee of the Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Other than as provided in the Audit Committee Charter, the Company does not have a written policy governing related person transactions. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person; and

•	the importance of the transaction to the Company.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee when considering the transaction.

Based on information provided by the directors, director nominees and executive officers, and the Company’s legal department, the Audit Committee determined that there are no related person transactions to be reported in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During 2014, none of the members of the Compensation Committee was an officer or employee of the Company, and no executive officer of the Company served on the Compensation Committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors. Accordingly, there were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2014. From January 1, 2014 to May 7, 2014, the Compensation Committee members consisted of Gary L. Paxton (Chair), C. John Langley, Jr. and Larry D. Leinweber. From May 8, 2014 to November 26, 2014, the Compensation Committee consisted of C. John Langley (Chair), Tracy A. Leinbach and Ray A. Mundy. On November 26, 2014, Ronald W. Allen joined the Compensation Committee and serves on that Committee to the present date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our outstanding common stock held as of the Record Date by (i) each director and director nominee; (ii) our Chief Executive Officer, Chief Financial Officer, each of the next three most highly compensated executive officers, as required by SEC rules (collectively, the “Named Executive Officers”); and (iii) all directors and executive officers as a group. The table also sets forth information as to any person, entity or group known to the Company to be the beneficial owner of 5% or more of the Company’s common stock as of December 31, 2014.

Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security, has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire the security within 60 days. Except as otherwise indicated, the shareholders listed in the table are deemed to have sole voting and investment power with respect to the common stock owned by them on the dates indicated above. Shareholders of non-vested restricted shares included in the table are entitled to voting and dividend rights.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number			Percent (%) (2) (3)
Directors, Nominees and Named Executive Officers
Bruce A. Campbell	436,284	(4)		1.4
Ronald W. Allen	6,830	(5)		*
C. Robert Campbell	20,476	(6)		*
C. John Langley, Jr.	19,254	(7)		*
Tracy A. Leinbach	21,643	(8)		*
Larry D. Leinweber	9,913	(9)		*
G. Michael Lynch	13,560	(10)		*
Ray A. Mundy	44,578	(11)		*
Gary L. Paxton	16,384	(12)		*
Rodney L. Bell	202,129	(13)		*
Michael L. Hance	55,332	(14)		*
Matthew J. Jewell	106,614	(15)		*
Chris C. Ruble	41,391	(16	) (17)	*
All directors and executive officers as a group (15) persons	1,087,522	(18)		3.5

Other Principal Shareholders
BlackRock, Inc.	2,593,727	(19)		8.6
Royce & Associates, LLC	2,501,578	(20)		8.3
Columbia Wanger Asset Management, LLC	1,636,200	(21)		5.4
Neuberger Berman Group LLC	2,251,774	(22)		7.4
The Vanguard Group, Inc.	2,046,767	(23)		6.8

*	Less than one percent.
(1)	The business address of each listed director, nominee and Named Executive Officer is c/o Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745.
(2)	The percentages shown for directors, nominees and Named Executive Officers are based on 30,954,111 shares of common stock outstanding on the Record Date.
(3)	The percentages shown for other principal shareholders are based on 30,255,182 shares of common stock outstanding on December 31, 2014.
(4)	Includes 286,725 options that are fully exercisable and 14,795 non-vested restricted shares
(5)	Includes 995 non-vested restricted shares
(6)	Includes 1,989 non-vested restricted shares and 5,025 deferred stock units
(7)	Includes 1,989 non-vested restricted shares
(8)	Includes 1,989 non-vested restricted shares and 9,671 deferred stock units
(9)	Includes 1,989 non-vested restricted shares
(10)	Includes 1,989 non-vested restricted shares
(11)	Includes 1,989 non-vested restricted shares and 2,867 deferred stock units
(12)	Includes 1,989 non-vested restricted shares

(13)	Includes 124,176 options that are fully exercisable and 4,882 non-vested restricted shares
(14)	Includes 42,610 options that are fully exercisable and 3,648 non-vested restricted shares
(15)	Includes 78,619 options that are fully exercisable and 4,882 non-vested restricted shares
(16)	Includes 28,619 options that are fully exercisable and 4,882 non-vested restricted shares
(17)	Includes 29 shares of Common Stock owned by Mr. Ruble’s child with whom he shares voting and investment power with respect to such shares
(18)	Includes 53,857 non-vested restricted shares, 630,359 options that are fully exercisable and 17,563 deferred stock units
(19)	BlackRock, Inc. (“BlackRock”), 40 East 52nd Street, New York, New York 10022, reported beneficial ownership of the shares as of December 31, 2014 in a Schedule 13G/A filed with the SEC. BlackRock, an investment adviser, reported having sole voting power over 2,523,067 shares and sole dispositive power over 2,593,727 shares.
(20)	Royce & Associates, LLC (“Royce”), 745 Fifth Avenue, New York, New York 10151, reported beneficial ownership of the shares as of December 31, 2014 in a Schedule 13G/A filed with the SEC. Royce, an investment adviser, reported having sole voting and dispositive power over 2,501,578 shares.
(21)	Columbia Wanger Asset Management, LLC (“Columbia”), 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606, reported beneficial ownership of the shares as of December 31, 2014 in a Schedule 13G/A filed with the SEC. Columbia, an investment adviser, reported having sole voting power over 1,536,200 shares and sole dispositive power over 1,636,200 shares.
(22)	Neuberger Berman Group LLC (“Neuberger”), 605 Third Avenue, New York, New York 10158, reported beneficial ownership of the shares as of December 31, 2014 in a Schedule 13G/A filed with the SEC. Neuberger, an investment adviser, reported having shared voting power over 2,246,274 shares, shared dispositive power over 2,251,774 shares.
(23)	The Vanguard Group, Inc. (“Vanguard”), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, reported beneficial ownership of the shares as of December 31, 2014 in a Schedule 13G/A filed with the SEC. Vanguard, an investment adviser, reported having sole voting power over 43,073 shares, shared dispositive power over 40,773 shares and sole dispositive power over 2,005,994 shares.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Compensation Philosophy and Objectives

The Compensation Committee (the “Committee” for purposes of the Compensation Discussion and Analysis) has designed the executive compensation program to attract, develop, reward and retain quality management talent in order to facilitate the Company’s achievement of its annual, long-term and strategic goals. The Committee’s objective is to align the Company’s executives’ interests with the Company’s shareholders’ interests by creating a pay-for-performance culture at the executive level, with the ultimate objective of increasing shareholder value. At the same time, the Committee believes that executive compensation should recognize the contributions of individual executives to the Company’s goals and objectives and should be market competitive. Thus, while executive compensation should be directly linked to Company performance, it should also be an incentive for executives to continually improve individual performance.

In order to meet its objectives of attracting, developing, rewarding and retaining superior executive management, the Committee utilizes a compensation package that considers the compensation of similarly situated executives in the market, the tenure of the executive and the value of the executive to the organization. It uses annual cash incentives tied to the Company’s performance measured against pre-established financial and individual objectives. Also, the Committee provides long-term compensation opportunities to reward performance of the Company measured against established goals, to encourage retention of its executive management team, to foster executive ownership in the Company and to align the executives’ long-term compensation directly with the shareholder’s long-term value.

Key Elements of Compensation Plan Design

Our executive compensation program is based on the following best practices:

•	Pay opportunities for executives that are appropriate to the size of the Company;

•	A pay program that is heavily performance-based using multiple performance measures;

•	Full disclosure of the financial performance metrics and goals used in our incentives;

•	A long-term incentive program aligned with shareholders through a link to stock price and measurement of stock performance versus peer companies;

•	Equity-based incentive plans that prohibit backdating and repricing of stock options;

•	Few perquisites and no tax gross-ups on perquisites;

•	Executive stock ownership and retention guidelines;

•	Prohibition against hedging and pledging;

•	Designs that reward prudent risk-taking;

•	Moderate severance;

•	Conservative change-in-control severance amounts and no excise tax gross-ups;

•	Beginning with 2016 grants, double-trigger vesting on long-term equity awards; and

•	Retention of an independent compensation consultant engaged by, and who reports directly to, the Committee.

2014 in Brief

During the year ended December 31, 2014, the Company experienced significant year-over-year increases in its consolidated revenues and results from operations.

•	Operating revenue increased by $128.5 million, or 19.7%, to $781 million for the year ended December 31, 2014 from $652.5 million for the year ended December 31, 2013.

•	Income from operations improved to $96.4 million for the year ended December 31, 2014 from $84.4 million in the prior year, up 14.2%.

•	On February 2, 2014, we acquired all of the outstanding capital stock of Central States Trucking Co. and Central States Logistics, Inc. (collectively referred to as “CST”). CST provides industry leading container and intermodal drayage services primarily within the Midwest region of the United States. CST also provides dedicated contract and Container Freight Station warehouse and handling services.

•	The Company’s operating activities generated $91.7 million of net cash for the year ended December 31, 2014 and after utilizing $127.7 million in investing activities in 2014, the Company maintained a strong balance sheet, with approximately $41.4 million of cash and cash-equivalents at fiscal year-end.

Under this backdrop of improved Company performance, our pay-for-performance philosophy and the design of our pay programs led to the following Committee actions and plan payouts to our Named Executive Officers for 2014:

•	Base salaries.

•	Approved modest base salary increases of 1.7% effective in January 2014 to our Named Executive Officers (other than the CEO). Mr. Campbell, the CEO, received a base salary increase of 5% after receiving no base salary increase in 2013.

•	In connection with May 2014 promotions for Mr. Jewell and Mr. Hance, approved base salary increases, of 19.8% and 21.3%, respectively. Mr. Jewell was promoted to Executive Vice President of Intermodal Services and Chief Strategy Officer, and Mr. Hance was promoted to Senior Vice President, Chief Legal Officer and Secretary.

•	Short-term incentive payouts. Approved payouts under our annual incentive plan at 44.9% of target.

•	Long-term performance plan payouts. Approved payouts for our February 2012-February 2015 performance share grant equal to 100% of target based on our 3-year relative total shareholder return against peers at the median of our transportation peer group.

Role of Shareholder Say-on-Pay Vote

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of shareholders held in May 2014, approximately 98.87% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes this outcome affirms shareholders’ support of the Company’s approach to executive compensation and did not change its approach in 2014 based upon the results of this advisory vote. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Role of the Compensation Committee

The Compensation Committee is responsible for reviewing and approving the Company’s executive compensation policies, plan designs and the compensation of our senior officers, including our Named Executive Officers. The Committee considers various factors in making compensation determinations, including the officer’s responsibilities and performance, the effectiveness of our programs in supporting the Company’s short-term and long-term strategic objectives, and the Company’s overall financial performance. Additionally, the Committee coordinates the full board’s annual review of the CEO’s performance and considers the board’s assessment in its compensation decisions related to the CEO.

To this end, the Committee conducts an annual review of executive officer pay levels, reviews market data updated periodically by the independent consultant, approves changes to program designs (including post-termination arrangements) based on an assessment of competitive market practice and emerging trends, oversees the development of succession plans, and evaluates the risks associated with the Company’s executive compensation programs.

Role of the Compensation Consultant

The Committee has selected and directly retains the services of Meridian Compensation Partners, LLC (“Meridian”). The Committee periodically seeks input from Meridian on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. Meridian also provides general observations on the Company’s compensation programs, but it does not determine or recommend the amount or form of compensation for the Named Executive Officers. During 2014, Meridian attended four out of the five Committee meetings.

Role of Executive Officers in Compensation Decisions

At the request of the Compensation Committee, the CEO makes recommendations regarding base salary, annual incentive pay and long-term equity incentive awards for the other Named Executive Officers and provides the Committee with justification for such awards. In forming his recommendations, he considers information provided by the Senior Vice President of Human Resources and assessments of individual contributions, achievement of performance objectives and other qualitative factors. While the Committee gives great weight to the recommendations of the CEO, it has full discretion and authority to make the final decision on the salaries, annual incentive awards and long-term equity incentive awards as to all of the Named Executive Officers. The CEO does not make recommendations concerning his own compensation and is not present during deliberations and voting regarding his own compensation.

The CEO, Senior Vice President of Human Resources and the Chief Legal Officer regularly attend Compensation Committee meetings at the Committee’s request. The Senior Vice President of Human Resources typically presents recommendations for program design changes and individual pay levels for executive officers, taking into consideration individual performance of each incumbent, appropriate benchmarking information and issues that may arise from an accounting, legal and tax perspective.

Setting Executive Compensation

Based on the foregoing objectives, we have structured the Company’s executive compensation to motivate executives to achieve the business goals set by the Company and to reward the executives for achieving such goals.

For the fiscal year ended December 31, 2014, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	annual incentive compensation;

•	long-term equity incentive compensation;

•	retirement and other benefits (available to all employees); and

•	perquisites and other personal benefits.

The Committee combines these elements, particularly base salary, and the short and long-term incentives, to provide a total compensation package designed to attract highly qualified individuals and provide strong incentives to align efforts and motivate executives to deliver company performance that creates shareholder value. The total value of the compensation package is weighted towards the variable incentive components.

At the beginning of 2014, the Compensation Committee established a Total Target Compensation for each Named Executive Officer comprised of base pay, annual incentives and long-term incentives (“LTI”). In May 2014, the Committee adjusted the Total Target Compensation it originally established for Messrs. Jewell and Hance in connection with Mr. Jewell’s promotion to Executive Vice President of Intermodal Services and Chief Strategy Officer and Mr. Hance’s promotion to Senior Vice President, Chief Legal Officer and Secretary. The Committee used market data prepared by its independent compensation consultant from Aon Hewitt’s Total Compensation Measurement general industry database providing pay opportunities at the size-adjusted 50th percentile of the market for executives holding similar positions. The Committee considered the data as one of the factors in considering an executive’s target total compensation, but also considered other factors such as the experience level of the individual, the value of the individual executive to the Company, the individual’s level within the Company, existing and prior year awards for the individual and other factors.

In 2014, the Total Target Compensation set at the beginning of the year for the Named Executive Officers (and as adjusted in May 2014 for Messrs. Jewell and Hance) was:

NEO	Base Salary	Target Annual Incentive	Target Long- Term Incentive	Total Target Compensation
Mr. Campbell	$629,999	$629,999	$1,000,000	$2,259,998
Mr. Bell	339,000	254,000	330,000	923,000
Mr. Jewell	406,000	304,500	330,000	1,040,500
Mr. Ruble	407,000	305,000	330,000	1,042,000
Mr. Hance	330,000	247,500	180,000	757,500

The compensation that an executive actually receives will differ from that executive’s target compensation for a variety of reasons. Base salary increases, annual incentive awards and long-term incentive awards received are based on achievement of individual and business objectives. Additionally, compensation realized from long-term incentive awards are dependent upon stock price increases, stock performance versus peer companies and/or continued employment.

Base Salary

The objective of base salary is to reflect the base market value of the executive’s role. It is designed to reward core competence in roles that are complex and demanding. We choose to pay base salary because it is required for talent attraction and retention.

Base salary ranges for 2014 for the Named Executive Officers were determined for each executive based on his position and responsibility and by reference to the market data. Additionally, the Committee also considers factors such as internal pay equity, level of experience and qualifications of the individual, scope of responsibilities and future potential, goals and objectives established for the executive as well as the executive’s past performance. The base salaries for the Named Executive Officers for the fiscal year ended December 31, 2014 are set forth in the “Salary” column of the Summary Compensation Table on page 28 of this Proxy Statement.

Annual Incentive Compensation

The objective of our annual incentive program is to provide focus on attaining specific business goals that lead to our long-term success, encourage growth in shareholder value, and promote and encourage retention of the Company’s executive talent. The plan is designed to reward achievement of year-over-year operating income growth and achievement of individual objectives important to the Company’s short-term and long-term success. Payments made under the annual incentive compensation program to the Named Executive Officers are made, in cash, and correspond to a certain percentage of the executive’s pay, as described in more detail below.

2014 Target Annual Incentive Plan Opportunity. Each executive’s Annual Incentive Plan target opportunity for 2014 is shown below.

Annual Incentive Plan Target Opportunities
Executive	Total Target Annual Incentive Plan Opportunity as Percentage of Base Salary
Campbell	100%
Bell, Jewell, Ruble, Hance	75%

In 2014, the Company’s annual incentive program for the Named Executive Officers consisted of two components. Eighty percent (80%) of the Named Executive Officers’ total incentive opportunity was based on the Company’s annual operating income performance measured against a specific pre-established goal. The remaining twenty percent (20%) was based on the achievement of their individual objectives. Each element could pay from 0% to 2X target based on performance.

Operating Income Goals. The Committee established operating income goals for 2014 and corresponding incentive payments for achievement of such goals. The 2014 operating income incentive payment grid was as shown below. Payout for performance between points was interpolated on a straight-line basis, and the Committee retained discretion as to the amount, if any, of any annual incentive awards to the Company’s executives for results that fell below the established performance levels:

Operating Income Component of Annual Incentive Plan
	Operating Income (In thousands)	Increase over Prior Year Actual	Possible Payout as Percentage of Total Target Annual Incentive Opportunity
Threshold	$89,855	6.5%	0%
Target	$110,868	31.4%	80%
Maximum	$121,955	44.6%	160%

Individual Objectives. Individual personal objectives specific to each executive officer position were set at the start of the fiscal year. At the end of the fiscal year, the CEO used his judgment to evaluate the performance of the other Named Executive Officers against those personal objectives, taking into account the extent to which the goals were met; unforeseen financial, operational and strategic issues of the Company; and any other information deemed relevant. The Compensation Committee reviewed and approved this performance evaluation and evaluated the performance of the CEO in a similar manner with input from the full Board.

The 2014 individual objectives payout opportunities were as shown in the chart below. From zero percent (0%) to the Maximum award amount described in the chart below, the Committee had discretion as to the exact amount of awards, if any, made in connection with an executive’s attainment of the executive’s individual objectives.

Individual Objectives Component of Annual Incentive Plan
Possible Payout as Percentage of Total Target Annual Incentive Opportunity
Threshold	0%
Target	20%
Maximum	40%

2014 Annual Incentive Payout. The Committee met in February 2015 to determine whether the Company’s 2014 performance merited payment to the Named Executive Officers under the annual incentive compensation plan, and, if so, to determine the amount of such incentive awards.

•	Operating income performance: The Company’s income from operations improved to $96.4 million for the year ended December 31, 2014 from $84.4 million in the prior year, up 14.2%, generating a payout of 31.2% of target for that portion of the award.

•	Individual Performance:

The Committee also considered performance against the individual objectives set for the Named Executive Officers. In 2014, those individual objectives encompassed:

•	contributions to meeting established corporate and departmental goals;

•	contributions to the Company’s acquisition activities;

•	managing resources within established departmental budgets; and

•	effectiveness and development in areas of leadership, planning and teamwork.

After a performance appraisal of each executive officer and a review of their achievement of the personal goals which had been set for them, Mr. Campbell recommended to the Committee an achievement of 100% of target for each Named Executive Officer’s personal individual objectives, which they approved. The Compensation Committee evaluated the performance of the CEO in a similar manner, and based on its review determined that Mr. Campbell also achieved his personal individual objectives for 2014 at target levels. The actual awards made to each Named Executive Officer under the Operating Income and Individual Objectives Component of the Annual Incentive Plan are shown in the chart below.

Executive	Operating Income Component	Individual Objectives Component	Total Payout Under 2014 Annual Incentive Plan
Mr. Campbell	$157,150	$125,999	$283,149
Mr. Bell	63,358	50,799	114,157
Mr. Jewell	75,956	60,900	136,856
Mr. Ruble	76,105	61,020	137,125
Mr. Hance	61,737	49,500	111,237

For the total incentive award amounts granted to the Named Executive Officers under the Annual Incentive Plan in 2014, please see the amounts set forth in the “Non-equity Incentive Plan” column of the Summary Compensation Table on page 28 of this Proxy Statement.

Long-Term Equity Incentive Awards

The objective of providing long-term incentives (LTI) is to focus the Named Executive Officers on metrics that lead to increased shareholder value over the long term, enhance long-term thinking in general and retain executives. Our long-term incentives are specifically designed to reward stock price increase, stock performance relative to industry peer companies and continued employment.

At the beginning of 2014, the Committee established target values for each Named Executive Officer for the total LTI component equal to 2013 target values and again made grants consisting of one-third each stock options, restricted stock and performance shares. Each is discussed in more detail below.

Stock Options. A stock option is the right to purchase the Company’s stock at a fixed price for a defined period of time. In 2014, grant sizes of stock options for the Named Executive Officers were calculated generally by multiplying the target LTI economic value by the 33.3% weighting assigned to the options component and dividing it by the value of a single option determined under the Black-Scholes methodology and based on assumptions used for recognizing expense in our financial statements contained in our Annual Report in accordance with generally accepted accounting principles (“GAAP”). For the 2014 option grant, the grant date fair value was $14.95.

The exercise price for options was equal to the fair market value of the Company’s Common Stock on the date the option is granted, $42.48. The options vest evenly over a three-year period. Options granted to Mr. Campbell in 2014 were subject to a financial performance standard whereby vesting was contingent upon the Company’s achievement of pre-established operating income goals within a three-year period. All of the options granted to the Named Executive Officers will expire if not exercised within seven years of the grant date. To the extent not earlier vested, these options will vest upon the death or disability of the recipient, as well as upon a “Change in Control,” as such term is defined in the Amended and Restated Stock Option and Incentive Plan (the “Stock Incentive Plan”).

Restricted Stock. A share of restricted stock is a share of the Company’s stock subject to vesting requirements based on continued employment. Restricted stock grant sizes are calculated generally by multiplying the target LTI economic value by the 33.3% weighting assigned to the restricted stock component and dividing it by the value of a single share of restricted stock determined using the estimated grant date fair value, $42.48.

Restricted stock awards are restricted from sale or transfer until vesting occurs, and restrictions lapse in three equal installments beginning one year after the date of grant. Dividends are paid in cash on a current basis throughout the vesting period. To the extent not earlier vested, restricted stock awards will vest upon the death or disability of the recipient, as well as upon a “Change in Control,” as such term is defined in the Stock Incentive Plan.

Performance Shares. A performance share is the right to receive a share of Company stock based upon the achievement of certain performance criteria. Performance share grant sizes were calculated by multiplying the target LTI economic value by the 33.3% weighting assigned to the performance share component and dividing it by the value of a single performance share determined using a Monte Carlo valuation model, $48.24.

Performance shares are earned on the basis of our Total Shareholder Return (“TSR”) measured over a three year period, relative to the TSR of the following 12 companies: C.H. Robinson Worldwide, Inc.; Con-way, Inc.; Expeditors International of Washington, Inc.; FedEx Corporation; Hub Group, Inc.; J.B. Hunt Transport Services, Inc.; Knight Transportation, Inc.; Landstar System, Inc.; Old Dominion Freight Line, Inc.; United Parcel Service, Inc.; UTi Worldwide, Inc.; and Werner Enterprises, Inc.

•	TSR reflects price appreciation and reinvestment of dividends.

•	Share price appreciation is measured as the difference between the beginning market price and the ending market price of our shares.

•	The beginning market price equals the average closing price on the 30 trading days immediately preceding and including the first day of the performance period.

•	The ending market price equals the average closing price on the last 30 trading days of the performance period.

The actual number of performance shares earned is based on our TSR versus the TSRs of the comparator group companies described above during the three-year performance period. The performance shares pay out in shares of our common stock, shortly after the close of the three-year performance period, in a range of 0 percent to 200 percent of the number of performance shares awarded. The chart set forth below determined the percent of a target award paid for grants made through 2014. Payout for performance between points is calculated using straight-line interpolation.

Performance Level	Payout (as a % of Target)
90th percentile or higher	200%
70th percentile	150%
50th percentile	100%
30th percentile	50%
Below 30th percentile	0%

Prior to making grants for 2015, we researched TSR scales for other companies and found that use of a 25th percentile threshold was median practice. We also calculated that the current scale had an average possible payout of less than target, and that using a 25th percentile threshold would bring the average possible payout to exactly 100% of target. For those reasons, for 2015 grants, 25th percentile was inserted in place of 30th percentile in the table above. The new scale has a 25% probability of a zero payout.

Dividends are not paid on unvested performance shares. Outstanding performance shares will vest upon the death or disability of the recipient, as well as upon a “Change in Control,” as such term is defined in the Stock Incentive Plan.

Equity-based awards. The value to the executive of each of the three components comprising long-term equity compensation in 2014 (stock options, restricted stock and performance shares) is impacted by the performance of the Company’s stock.

•	A stock option provides value to the executive only if share price increases.

•	Restricted stock becomes more valuable to the executive only if the Company’s stock price increases, and the executive shares in the downside risk of a decline in the Company’s stock price.

•	The number of performance shares earned, if any, will depend on how the Company’s stock performs against transportation industry peers.

As it is possible that there will be no payout under the performance shares or stock options, these awards are completely “at-risk” compensation. This accomplishes the Company’s goal of creating a pay-for-performance culture at the executive level, while striking the appropriate balance between risk, retention and reward.

Awards made to the Named Executive Officers under the Stock Incentive Plan for the fiscal year ended December 31, 2014 are set forth in the Grants of Plan-Based Awards for Fiscal 2014 Table on page 30 of this Proxy Statement.

Payout of 2012 Performance Shares. The Performance Shares awarded in February 2012 were paid out based on their terms after the 3-year Performance Period ended in February 2015. Based on TSR of 42.5% ranking at the 50th percentile of our transportation industry peer group, the payouts were 100% of target.

Retirement and Other Benefits

Our Named Executive Officers received retirement and other benefits the same as other employees at the Company. We choose to pay these benefits to meet the objective of having a competitive retirement and benefit package in the marketplace. Retirement benefits reward employees for saving for their retirement, particularly in the form of Company stock, and for continued employment. Welfare benefits such as medical and life insurance reward continued employment.

All full-time Company employees, including the Named Executive Officers, are entitled to participate in the Company’s 401(k) retirement savings plan. Under the Company’s 401(k) retirement savings plan, for each pay period, the Company provides a $.25 matching contribution for every dollar an employee elects to defer into the 401(k) plan. However, this $.25 matching contribution is limited to elective deferrals up to 6% of the employee’s compensation for the pay period. The Company’s matching contribution is subject to the rules and regulations on maximum contributions by individuals under such a plan. Matching contributions to the Named Executive Officers for the fiscal year ended December 31, 2014 are reflected in the “401(k) Match” column of the All Other Compensation Table on page 29 of this Proxy Statement.

Additionally, all full-time employees of the Company, including the Named Executive Officers, are eligible to participate in the Company’s 2005 Employee Stock Purchase Plan (the “2005 ESPP”) upon enrolling in the 2005 ESPP during one of the established enrollment periods. Under the terms of the 2005 ESPP, eligible employees of the Company can purchase shares of the Company’s common stock through payroll deduction and lump sum contributions at a discounted price. The purchase price for such shares of common stock for each Option Period, as described in the 2005 ESPP, will be the lower of: (a) 90% of the closing market price on the first trading day of an Option Period (there are two Option Periods each year—January 1 to June 30 and July 1 to December 31) or; (b) 90% of the closing market price on the last trading day of the Option Period. Under the 2005 ESPP, no Company employee is permitted to purchase more than 2,000 shares of the Company’s common stock per Option Period or shares of common stock having a market value of more than $25,000 per calendar year, as calculated under the 2005 ESPP.

The Named Executive Officers are also eligible to participate in the Company’s health, dental, disability and other insurance plans on the same terms and at the same cost as such plans are available to all of the Company’s full-time employees. The Company does not have or provide any supplemental executive retirement plan or similar plan that provides for specified retirement payments or benefits. Moreover, the Company does not have or provide any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Perquisites

The Company provides its Named Executive Officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation. We choose to pay them to meet the objective of creating a competitive advantage for attracting and retaining superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers. The Named Executive Officers are provided a monthly car allowance and reimbursement of certain commuting expenses. The perquisites provided to our Named Executive Officers, in the aggregate, comprise less than 1.0% of their total compensation. The amounts of such benefits received by each Named Executive Officer for the fiscal year ended December 31, 2014 are set forth in the “Car Allowance and Commuting Expenses” column of the All Other Compensation Table on page 29 of this Proxy Statement.

Severance Arrangements

The Company maintains an employment agreement with Mr. Campbell, which was put in place to secure his services and provide for certain benefits upon termination of employment, and also to protect the Company’s interests by imposing confidentiality, noncompetition, non-solicitation and other restrictive covenants. Under Mr. Campbell’s Employment Agreement, described in detail below, if the Company were to terminate Mr. Campbell without “just cause,” he would be entitled to receive (i) his base salary for the longer of one year from the date of termination or the remainder of the then-pending term of the Employment Agreement but not to exceed two years; (ii) any unpaid bonus amounts previously earned; and (iii) continued insurance coverage for one year from the date of such termination. In the event of a change in control, Mr. Campbell may elect to resign and receive (i) his base salary for one year following the date of the change of control; and (ii) a cash bonus equal to the prior year’s year-end cash bonus, plus any unpaid bonus amounts previously earned. The payments due to Mr. Campbell in the event he is terminated without “just cause” or following a change in control are set forth in the “Termination without Cause” column of the 2014 Potential Payments upon Termination, Change of Control, Death and Disability Table on page 35 of this Proxy Statement.

Our other executive officers do not have employment contracts, and prior to 2013, were not covered under any form of change in control agreements. However, in 2012, the Company adopted an executive severance and change in control plan (the “Severance Plan”), which became effective January 1, 2013. All Named Executive Officers (other than the CEO whose severance is governed by the terms of his employment agreement), along with other senior officers of the Company, are participants in the Severance Plan. The objectives of the Severance Plan are to enhance the attraction and retention of executive talent during corporate upheaval, enable management to evaluate and support potential transactions that might be beneficial to shareholders even though the result would be a change in control of the Company, and obtain important corporate protections upon terminations of employment. The plan is designed to reward executives for remaining employed when their prospects for continued employment following a change in control or other corporate upheaval may be uncertain. We chose to adopt the plan to protect shareholder value in such events by increasing the possibility of retaining an intact management team.

The severance benefits available to our Named Executive Officers under the Severance Plan are described in more detail under the Section entitled “Potential Payments upon Termination, Change of Control, Death or Disability” on pages 34 – 36 of this Proxy Statement and in the table set forth on page 35 of that Section.

Tax and Accounting Implications

The Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although the Committee designs the Company’s plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program.

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s chief executive officer and to the three most highly compensated executive officers other than the chief executive officer or chief financial officer. However, certain forms of performance-based compensation are excluded from the $1 million deduction limit if specific requirements are met. It is the policy of the Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code, while maintaining flexibility to take actions with respect to compensation that it deems to be in the interest of the Company and its shareholders which may not qualify for tax deductibility.

Accounting for Executive Compensation. We account for stock-based compensation in accordance with GAAP. Consequently, stock-based compensation cost is measured at the grant date based on the fair value of the award in accordance with FASB ASC Topic 718. We generally recognize stock-based compensation expense ratably over the vesting period of each award except as required otherwise by FASB ASC Topic 718.

Other Compensation and Governance Policies

Risk Management

Our incentive program rewards reasonable risk-taking, accomplished through both program design and Committee processes.

Program design features for Named Executive Officers that mitigate risk include the following:

•	Balanced mix of pay including substantial base salary (fixed compensation) and a balance of annual (cash) and long-term (equity) incentives;

•	Capped short-term incentives;

•	Short-term incentive goals tied to financial goals of corporate-level strategic plan;

•	Annual equity-based incentive grants without backdating or repricing;

•	Stock ownership guidelines applicable to senior executive officers, as described below;

•	Prohibition on hedging and pledging Company stock, as described below; and

•	A compensation recoupment or “clawback” policy, as described below.

Committee processes mitigating risk include:

•	Overall administration of executive plans by the Committee;

•	Reasonable short-term incentive goals;

•	Financial performance objectives based upon budget objectives that are reviewed and approved by the Committee and the Board;

•	Avoidance of steep payout cliffs;

•	Ongoing and active discussion of the Committee with management regarding process on short-term and long-term goals; and

•	Committee authority to pay less than the maximum short-term incentive amount after assessing the overall contribution and performance of the executive officers.

Other incentive programs at the Company either have similar characteristics or are small in amount.

Stock Ownership Guidelines

The Company has adopted executive stock ownership and retention guidelines (the “Ownership Guidelines”). These Ownership Guidelines are applicable to the Company’s executive officers, including the Named Executive Officers, and other executives holding a title of senior vice president or above. The Company’s Ownership Guidelines are designed to increase executives’ equity stakes in the Company and to align executives’ interests more closely with those of shareholders. The Ownership Guidelines require covered executives to own, and hold during his or her tenure with the Company, shares of the Company’s common stock sufficient in number to satisfy the relevant amount specified below as a multiple of the executive’s annual base salary:

Position	Value of Common Stock to be Owned
Chief Executive Officer	3 times base salary
Executive Vice Presidents and Senior Vice Presidents	2 times base salary
Chief Accounting Officer	1 times base salary

Until the executive achieves the applicable ownership level, he or she is required to retain 50% of the net number of shares of common stock acquired through Company-provided stock-based awards, the vesting of restricted stock awards, the delivery of shares in settlement of stock units or performance share awards, or the delivery of shares to the executive through any other incentive compensation arrangement of the Company. This retention requirement applies only to stock-based awards that are granted on or after January 1, 2013. No retention requirement applies under the Ownership Guidelines to shares acquired in excess of the requisite ownership level. Unvested restricted stock, unvested stock units, shares underlying unexercised stock options and unvested or unearned performance share awards or performance units do not count towards the stock ownership guidelines.

Prohibition Against Hedging and Pledging

The Company’s Insider Trading Policy prohibits executive officers from engaging in any form of hedging transaction. In addition, the policy prohibits executive officers from holding Company securities in margin accounts and from pledging Company securities as collateral for loans. The Company believes that these policies further align our executives’ interests with those of our shareholders.

Policy on Recoupment of Executive Compensation

The Company has adopted a discretionary incentive compensation clawback policy (the “Recoupment Policy”) that applies to its executive officers, including the Named Executive Officers, and certain other specified employees. This policy allows the Company to seek reimbursement with respect to incentive compensation paid or awarded to executive officers if the executive engaged in fraudulent or illegal conduct to the material detriment of the Company, or if the executive is terminated for fraudulent or illegal conduct that materially harms the business or reputation of the Company. Additionally, the Company can seek reimbursement under the Recoupment Policy if a determination is made that the Company is required to file an accounting restatement with the SEC that resulted from either the intentional misconduct of the executive officer or, regardless of the existence of intentional misconduct, results in a material negative revision of a financial or operating measure that was used to determine incentive compensation. The Recoupment Policy allows the Company to recover incentive compensation awarded to the affected executive officers, including, but not limited to, bonuses, annual, periodic or long-term cash incentive compensation, stock-based awards and the Company stock acquired thereunder, and sale proceeds realized from the sale of Company stock acquired through stock-based awards. All actions taken and decisions made relating to the Recoupment Policy are in the Committee’s sole and absolute discretion. The Company expects to update the Recoupment Policy when the regulations mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, are implemented by the SEC.

Prohibition on Repricing Without Shareholder Approval

The Company’s Stock Incentive Plan incorporates certain terms and procedures that reflect the current compensation philosophy of the Company’s Compensation Committee. Specifically, the Stock Incentive Plan prohibits the re-pricing or cash-out of underwater stock options and stock appreciation rights without prior shareholder approval. It also clarifies that the taking of certain permitted actions affecting outstanding awards in the event of a change in control of the Company will in all cases be conditioned upon the consummation of the transaction giving rise to the change in control and will not be taken with respect to any awards that are subject to the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) if the action would result in a violation of Section 409A. Finally, the amendments ensure that awards granted under the Stock Incentive Plan may be made subject to the Company’s Recoupment Policy on incentive compensation.

Compensation Committee Report on Executive Compensation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Forward Air Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Form 10-K.

Submitted by:
C. John Langley, Chairman
Tracy A. Leinbach
Ray A. Mundy
Ronald W. Allen
The Compensation Committee of the Board of Directors

Summary Compensation Table

The following table shows the compensation earned in 2014, 2013 and 2012 by the Named Executive Officers.

Name & Principal Position	Year	Salary ($)	Stock Award(s) ($) (1)	Option Award(s) ($) (2)	Payments Under Non-Equity Incentive Plans ($) (3)	All Other Compensation ($) (4)	Total
Bruce A. Campbell Chairman, President and Chief Executive Officer	2014	$629,999	$666,588	$332,858	$283,150	$23,867	$1,936,462
	2013	600,000	666,659	333,254	120,000	23,204	1,743,117
	2012	600,000	666,598	334,455	145,800	20,351	1,767,204
Rodney L. Bell Senior Vice President and Chief Financial Officer	2014	338,661	219,968	109,837	114,157	20,185	802,808
	2013	324,000	219,952	109,969	49,950	19,934	723,805
	2012	302,560	219,945	110,368	73,522	16,452	722,847
Matthew J. Jewell Executive Vice President, Intermodal Services and Chief Strategy Officer	2014	338,661	219,968	109,837	136,856	15,941	821,263
	2013	324,000	219,952	109,969	49,950	17,284	721,155
	2012	302,560	219,945	110,368	73,522	15,700	722,095
Chris C. Ruble Executive Vice President, Operations	2014	406,800	219,968	109,837	137,126	18,016	891,747
	2013	391,000	219,952	109,969	60,000	17,431	798,352
	2012	346,580	219,945	110,368	84,219	14,635	775,747
Michael L. Hance Senior Vice President, Chief Legal Officer and Secretary	2014	315,628	119,944	59,918	111,238	17,582	624,310
	2013	267,800	119,952	59,979	26,780	17,479	491,990
	2012	260,000	119,948	60,199	82,865	17,447	540,459

(1)	Represents the aggregate grant date fair value of non-vested restricted share and performance share awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The awards for which the aggregate grant date fair value is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2014 Table on page 30 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.
(2)	Represents the aggregate grant date fair value of stock option awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The awards for which the aggregate grant date fair value is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2014 Table on page 30 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.
(3)	Represents cash incentives earned under the 2014 Annual Cash Incentive Plan.
(4)	See the All Other Compensation Table on page 29 of this Proxy Statement for additional information.

All Other Compensation Table

The following table shows the components of “all other compensation” earned in 2014, 2013 and 2012 by the Named Executive Officers.

Name & Principal Position	Year	Total All Other	Car Allowance & Commuting Expenses (1)	401(k) Match (2)	Dividends (3)	Long-term Disability Insurance (4)
Bruce A. Campbell Chairman, President and Chief Executive Officer	2014	$23,867	$9,000	$3,809	$8,097	$2,961
	2013	23,204	9,602	3,072	7,668	2,862
	2012	20,351	10,089	4,300	3,100	2,862
Rodney L. Bell Senior Vice President and Chief Financial Officer	2014	20,185	11,461	4,460	2,672	1,592
	2013	19,934	11,708	4,131	2,530	1,565
	2012	16,452	11,716	2,291	1,023	1,422
Matthew J. Jewell Executive Vice President, Intermodal Services and Chief Strategy Officer	2014	15,941	9,000	2,361	2,672	1,908
	2013	17,284	9,000	4,189	2,530	1,565
	2012	15,700	9,000	4,255	1,023	1,422
Chris C. Ruble Executive Vice President, Operations	2014	18,016	9,000	4,432	2,672	1,912
	2013	17,431	9,000	4,021	2,530	1,880
	2012	14,635	9,000	2,983	1,023	1,629
Michael L. Hance Senior Vice President, Chief Legal Officer and Secretary	2014	17,582	10,827	3,747	1,457	1,551
	2013	17,479	11,173	3,375	1,380	1,551
	2012	17,447	11,057	4,281	558	1,551

(1)	The Company provides a $9,000 annual car allowance plus reimbursement of certain commuting expenses to officers.
(2)	The amount shown represents the Company’s contributions to the 401(k) Plan.
(3)	Represents dividend payments during 2014 on all non-vested restricted shares held by the executive. These dividend payments are nonforfeitable.
(4)	Represents premiums paid by the Company for long-term disability insurance for officers of the Company.

Grants of Plan-Based Awards for Fiscal 2014

The following table shows the plan-based awards granted to the Named Executive Officers in 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Shares to be Issued Under Equity Incentive Plan Awards (1)			All Other Stock Awards; Numbers of Stock (2), (4)	All Other Option Awards; Numbers of Securities Underlying Options (3), (4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Bruce A. Campbell Chairman, President and Chief Executive Officer	2/6/2014	$63,000	$315,000	$1,259,998
	2/6/2014				3,455	6,909	13,818				$333,290
	2/6/2014							7,846			333,298
	2/6/2014								22,271	$42.48	332,858
Rodney L. Bell Senior Vice President and Chief Financial Officer	2/6/2014	33,866	169,331	677,322
	2/6/2014				1,140	2,280	4,560				109,987
	2/6/2014							2,589			109,981
	2/6/2014								7,349	42.48	109,837
Matthew J. Jewell Executive Vice President, Intermodal Services and Chief Strategy Officer	2/6/2014	33,866	169,331	677,322
	2/6/2014				1,140	2,280	4,560				109,987
	2/6/2014							2,589			109,981
	2/6/2014								7,349	42.48	109,837
Chris C. Ruble Executive Vice President, Operations	2/6/2014	40,680	203,400	813,600
	2/6/2014				1,140	2,280	4,560				109,987
	2/6/2014							2,589			109,981
	2/6/2014								7,349	42.48	109,837
Michael L. Hance Senior Vice President, Chief Legal Officer and Secretary	2/6/2014	33,000	165,000	660,000
	2/6/2014				622	1,243	2,486				59,962
	2/6/2014							2,727			59,982
	2/6/2014								4,009	42.48	59,918

(1)	Represents performance share awards granted under the Stock Incentive Plan. The performance shares cliff vest on the 30th day after the close of the three-year performance period that ends February 7, 2016 and the number of shares that vest will be based on the TSR of Forward Air Corporation stock compared to the TSR of a determined peer group. See pages 23 - 24 of this Proxy Statement for additional information.
(2)	Represents non-vested restricted shares granted under the Amended and Restated Plan.
(3)	Represents stock options granted under the Stock Incentive Plan.
(4)	Each grant vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.
(5)	In accordance with the provisions of the Stock Incentive Plan the exercise price of stock option grants is set using the closing market price on the day of grant. In the event that there is no public trading of the Company’s common stock on the date of stock option grant, the exercise price will be the closing price on the most recent, prior date that the Company’s common stock was traded.

Employment Agreement with Bruce A. Campbell

There is an Employment Agreement between Bruce A. Campbell and the Company, which was effective October 30, 2007. This Employment Agreement was amended in December of 2008 to the extent necessary to make the Agreement comply with Section 409A of the Internal Revenue Code and the Treasury regulations promulgated under that section, which relate to nonqualified deferred compensation. The Employment Agreement was subsequently amended in February of 2009 to extend the term of the Agreement to December 31, 2012. (The Employment Agreement and all amendments thereto are referred to collectively as the “Employment Agreement.”) The term of the Employment Agreement automatically extends for additional one-year terms thereafter unless the Board of Directors or Mr. Campbell provide prior notice of non-renewal at least six months before the expiration of the then-pending term.

Under the Employment Agreement, Mr. Campbell received an annual base salary of not less than $500,000, subject to adjustment annually in the discretion of the Committee. Mr. Campbell is eligible under the Employment Agreement to receive an annual year-end cash bonus dependent upon the achievement of performance objectives by Mr. Campbell and the Company as established by the Committee. The Employment Agreement provides that this year-end bonus may be paid in one or more installments, on or after December 1of the measurement year but no later than March 15 of the following year. The Employment Agreement further provides that Mr. Campbell will be entitled to the same fringe benefits as are generally available to the Company’s executive officers.

While the Company does not have employment agreements with any of its other Named Executive Officers, the Company did adopt an executive severance and change and control plan, which became effective January 1, 2013, that provides for certain payments to its Named Executive Officers in the event of a termination or a change in control. This plan is discussed in greater detail on pages 34 - 36 of the Proxy Statement under a Section entitled “Potential Payments upon Termination, Change of Control, Death or Disability.”

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (3)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (2)
Bruce A. Campbell Chairman, President and Chief Executive Officer	150,000		$28.97	2/14/05	2/14/15
	100,000		22.87	2/8/09	2/8/16
	100,000		22.47	2/7/10	2/7/17
	37,037		28.61	2/11/11	2/11/18
	17,293	8,647	36.55	2/7/12	2/7/19
	8,162	16,324	37.14	2/7/13	2/7/20
		22,271	42.48	2/6/14	2/6/21
						16,869	$849,692	45,254	$2,279,444
Rodney L. Bell Senior Vice President, Chief Financial Officer and Treasurer	75,000		28.97	2/14/05	2/14/15
	50,000		22.87	2/8/09	2/8/16
	50,000		22.47	2/7/10	2/7/17
	12,222		28.61	2/11/11	2/11/18
	5,707	2,853	36.55	2/7/12	2/7/19
	2,694	5,386	37.14	2/7/13	2/7/20
		7,349	42.48	2/6/14	2/6/21
						5,566	280,359	14,932	752,125
Matthew J. Jewell Executive Vice President, Intermodal Services and Chief Strategy Officer	4,600		29.44	2/10/08	2/10/15
	50,000		22.87	2/8/09	2/8/16
	50,000		22.47	2/7/10	2/7/17
	12,222		28.61	2/11/11	2/11/18
	5,707	2,853	36.55	2/7/12	2/7/19
	2,694	5,386	37.14	2/7/13	2/7/20
		7,349	42.48	2/6/14	2/6/21
						5,566	280,359	14,932	752,125
Chris C. Ruble Executive Vice President, Operations	1,846		28.97	2/14/05	2/14/15
	45,000		29.44	2/10/08	2/10/15
	16,667		22.87	2/8/09	2/8/16
	49,857		22.47	2/7/10	2/7/17
	12,222		28.61	2/11/11	2/11/18
	5,707	2,853	36.55	2/7/12	2/7/19
	2,694	5,386	37.14	2/7/13	2/7/20
		7,349	42.48	2/6/14	2/6/21
						6,325	318,590	14,932	752,125

Michael L. Hance Senior Vice President, Chief Legal Officer and Secretary	36,000		22.47	2/7/10	2/7/17
	6,666		28.61	2/11/11	2/11/18
	3,113	1,556	36.55	2/7/12	2/7/19
	1,469	2,938	37.14	2/7/13	2/7/20
		4,009	42.48	2/6/14	2/6/21
						3,035	152,873	8,142	410,113

(1)	Each grant vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.
(2)	The market value is based on the closing price of the Company’s common stock on Nasdaq on December 31, 2014 of $50.37.
(3)	Represents performance share awards granted under the Stock Incentive Plan. The performance shares cliff vest on the 30th day after the close of their respective three-year performance periods. The number of shares that vest will be based on the TSR of Forward Air Corporation stock compared to the TSR of a determined peer group. See pages 23 - 24 of this Proxy Statement for additional information. Shares presented represent the maximum available award as to date the related performance condition has exceeded the threshold for the maximum award.

Option Exercises and Stock Vested

The following table shows information about options exercised or shares acquired on vesting during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($) (1)
Bruce A. Campbell Chairman, President and Chief Executive Officer	100,000	$1,118,000	10,146	$433,648

Rodney L. Bell Senior Vice President and Chief Financial Officer	80,000	911,920	3,348	143,096

Matthew J. Jewell Executive Vice President, Intermodal Services and Chief Strategy Officer	162,100	1,650,388	3,348	143,096

Chris C. Ruble Executive Vice President, Operations	348,579	1,133,013	3,348	143,096

Michael L. Hance Senior Vice President, Chief Legal Officer and Secretary	11,100	246,077	1,827	78,087

(1)	The value realized upon exercise or vesting is based on the current market price on the date of exercise or vesting.

2014 Potential Payments Upon Termination, Change of Control, Death or Disability

Under the Employment Agreement with Mr. Campbell, the Company may terminate Mr. Campbell’s employment at any time with or without “just cause,” as defined in the Employment Agreement. If the Company should terminate Mr. Campbell without “just cause,” he would be entitled to receive (i) his base salary for the longer of one year from the date of termination or the remainder of the then-pending term of the Employment Agreement but not to exceed two years; (ii) any unpaid bonus amounts previously earned; and (iii) continued insurance coverage for one year from the date of such termination. Mr. Campbell would not be entitled to any unearned salary, bonus or other benefits if the Company were to terminate him for “just cause.”

Mr. Campbell also may terminate the Employment Agreement at any time; however, he would not be entitled to any unearned salary, bonus or other benefits if he does so absent circumstances resulting from a “change of control” or “material change in duties,” each defined in the Employment Agreement. In the event of a “change of control” or “material change in duties,” Mr. Campbell would have two alternatives. Mr. Campbell may resign and receive (i) his base salary for one year following the date of the “change of control” or “material change in duties,” (ii) a cash bonus equal to the prior year’s year-end cash bonus, plus any unpaid bonus amounts previously earned; (iii) any other payments due, including, among others, accrued and unpaid vacation pay; (iv) immediate acceleration of any stock options which are not then exercisable; and (v) continued insurance coverage for one year following the date of the “change of control” or “material change in duties.” Alternatively, Mr. Campbell could continue to serve as President and CEO of the Company for the duration of the term of the Employment Agreement or until he or the Company terminates the Employment Agreement. The Employment Agreement also contains non-competition and non-solicitation provisions which apply during his employment and for a period of thirty-six (36) months following termination of his employment.

Under the Severance Plan, which is applicable to selected employees of the Company, including the Named Executive Officers (other than its Chief Executive Officer), each participant would receive severance benefits in the event his or her employment is terminated in certain circumstances. Under the Severance Plan, a participant would receive severance benefits if their employment is involuntarily terminated by the Company (other than for cause or upon death or disability, as those terms are defined in the Severance Plan) or in the event the participant voluntarily terminates their employment for good reason (as defined in the Severance Plan). The circumstances that permit a participant to terminate employment for good reason and receive severance benefits after a change in control differ from the more limited circumstances that permit a termination of employment for good reason prior to or absent a change in control. Generally, eligible participants would be entitled to the severance benefits included in the chart below upon an involuntary termination of their employment, in addition to any accrued obligations (such as unpaid salary through the termination date) and vested amounts to which they may be entitled under the Company’s benefit plans:

General Severance Upon Involuntary Termination Absent a Change in Control	Severance Upon Involuntary Termination Within Two Years after a Change in Control
• a lump sum severance payment in an amount equal to one year of the participant’s annualized base salary	• a lump sum severance payment in an amount equal to two times the participant’s annualized base salary

• a pro-rata annual incentive for the fiscal year in which the termination occurs based on actual performance results	• a pro-rata target annual incentive for the fiscal year in which the termination occurs

•     a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 12 months

•     a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 24 months

• access to up to $20,000 of employer-paid outplacement services for 12 months following termination	• access to up to $20,000 of employer-paid outplacement services for 12 months following termination

A condition in the Severance Plan is the execution of a non-competition and non-solicitation agreement with respect to the Company’s employees and customers for a specified period following the termination of employment. In addition, any severance benefits payable under the Severance Plan are subject to the execution by the participant of a general release of claims against the Company and certain affiliated persons and entities. The Severance Plan does not provide for any tax gross-up payments to participants.

In addition to the benefits available under the Severance Plan, all of the Named Executive Officers are eligible to receive certain other benefits in the event of specific termination of employment, including as a consequence of a change in control. Under the Company’s Annual Incentive Plan, any unpaid incentive amounts previously earned under this plan would be payable to any Named Executive Officer terminated without cause. Under the Stock Incentive Plan, any non-vested restricted shares, options or other forms of equity-based compensation will vest upon a “Change in Control.”

The following table shows the estimated benefits payable to each Named Executive Officer in the event of termination of employment or change of control of the Company. The amounts shown assume that a termination of employment or a change of control occurs on December 31, 2014. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all full-time employees.

Name	Termination without Cause ($) (1)	Death and Disability ($) (2)	Change of Control ($) (3)
Bruce A. Campbell
Employment Agreement	$925,973	$925,973	$1,033,149
Stock Incentive Plan	—	5,508,716	5,508,716

Total	$925,973	$6,434,689	$6,541,865

Rodney L. Bell (4)
Stock Incentive Plan	—	1,817,652	1,817,652

Matthew J. Jewell (4)
Stock Incentive Plan	—	1,817,652	1,817,652

Chris C. Ruble (4)
Stock Incentive Plan	—	1,855,883	1,855,883

Michael L. Hance (4)
Stock Incentive Plan	—	856,592	856,592

(1)	The Company entered into an Employment Agreement with Bruce Campbell effective October 30, 2007 which has been subsequently amended to extend the term of the Employment Agreement to December 31, 2012 with one-year annual extensions thereafter absent a notice of non-renewal by the Company or Mr. Campbell. Under this Agreement, Mr. Campbell is entitled upon termination without “just cause” (as defined in the Agreement) to payment of his base salary for the longer of one (1) year, or the remainder of the Agreement term, payment of any bonus previously earned but unpaid, and one (1) year of health insurance continuation. Mr. Campbell is not entitled to any of these payments/benefits if he is terminated with “just cause” or he voluntarily resigns without a “Change in Control” or “Material Change in Duties,” as such terms are defined in the Agreement. The Company does not have employment agreements with any of its other Named Executive Officers.
(2)	Under his Employment Agreement, upon termination due to his disability or death, Mr. Campbell (or his spouse or estate in the event of death) is entitled to the same payments/benefits that Mr. Campbell is entitled to receive in the event of a termination without “just cause;” however, in the event of termination due to death, all such payments owed shall be made in a lump sum payment within 60 days of his death.

(3)	Under his Employment Agreement, upon a Change in Control (as defined in the Agreement), Mr. Campbell is entitled to payment of his base salary for one (1) year payable over the course of the twelve (12) months following the Change in Control, payment of any bonus previously earned but unpaid, payment of an amount equal to the prior-year’s year-end bonus and one (1) year continuation of health insurance. The amounts in the Stock Incentive Plan rows for death, disability and Change in Control reflect unvested option awards detailed in the “Outstanding Equity Awards at Fiscal Year-End” table on page 32, multiplied by the excess, if any, of the market price of our common stock on December 31, 2014 ($50.37) over the exercise price listed in the same table.
(4)	The Severance Plan provides for the payment of severance benefits to participants in the event their employment is involuntarily terminated by the Company (other than for cause or upon death or disability, as defined by the Severance Plan) or by the participant for good reason (as defined in the Severance Plan) (collectively, “Involuntary Terminations”). Assuming a December 31, 2014, involuntary termination, under the Severance Plan the above officers, other than the Chief Executive Officer, would be entitled to the following severance benefits upon an Involuntary Termination, in addition to any accrued obligation and vested amounts to which they may be entitled under the Company’s benefit plans:

Name	Unpaid Annual Incentive (i)	Salary & Incentive (ii)	Healthcare (iii)	Placement Services (iv)	Total Severance
Rodney L. Bell
Termination without Cause	$114,157	$338,661	$17,641	$20,000	$490,459
Change of Control	114,157	1,015,983	35,282	20,000	1,185,422
Matthew J. Jewell
Termination without Cause	136,856	338,661	17,641	20,000	513,158
Change of Control	136,856	1,015,983	35,282	20,000	1,208,121
Chris C. Ruble
Termination without Cause	137,126	406,800	17,641	20,000	581,567
Change of Control	137,126	1,220,400	35,282	20,000	1,412,808
Michael L. Hance
Termination without Cause	111,238	315,628	15,541	20,000	462,407
Change of Control	111,238	961,256	31,082	20,000	1,123,576

i.	Represents unpaid cash incentives earned under the 2014 annual Cash Incentive Plan as of December 31, 2014.
ii.	Participants are entitled to a lump sum severance payment in an amount equal to the participant’s annualized base salary in effect on his or her termination date if the termination date is prior to or absent a Change in Control, or equal to two times the sum of the participant’s base salary and target annual incentive (each determined as of the termination date) if the termination date is on or within two years following a Change in Control.
iii.	Participants are entitled to a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 12 months if the termination date is prior to or absent a Change in Control, or by 24 months if the termination date is on or within two years following a Change in Control.
iv.	Participants are entitled to access to up to $20,000 of employer-paid outplacement services for 12 months following termination.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2014 Annual Report with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee’s function is more fully described in its charter, which is available on the Company’s website at www.forwardair.com.

The Audit Committee reviews the charter on an annual basis. The Board annually reviews the definition of independence under Nasdaq’s listing standards for audit committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit and reporting on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal controls over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with representatives of Ernst & Young LLP the Company’s internal control assessment process and the firm’s audit of the Company’s system of internal controls over financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2014 with the Company’s management and has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with Ernst & Young LLP its independence from management and the Company, and received Ernst & Young LLP’s written disclosures and letter pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence. The Audit Committee further considered the compatibility of the non-audit services with maintaining Ernst & Young LLP’s independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accountants, who are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Gary L. Paxton, Chair
G. Michael Lynch
Larry D. Leinweber
Ray A. Mundy

Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2015, subject to ratification of the appointment by the shareholders of the Company. The fees billed by Ernst & Young LLP for services rendered to the Company and its subsidiaries in 2014 and 2013 were as follows:

	2014	2013
Audit Fees (1)	$1,501,967	$1,275,060
Audit Related Fees (2)	253,294	112,100
Tax Fees (2)	379,942	425,365
All Other Fees (2)	—	—

(1)	Includes fees and expenses related to the audit and interim reviews of the Company’s financial statements and the audit of the effectiveness of the Company’s internal controls over financial reporting for the fiscal year notwithstanding when the fees and expenses were billed or when the services were rendered.
(2)	Includes fees and expenses for services rendered from January through December of the fiscal year notwithstanding when the fees and expenses were billed.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. During 2014 and as of the date of this Proxy Statement, the Audit Committee pre-approved all of these services.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2015. As in the past, the Board has determined that it would be desirable to request ratification of the appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment of the independent registered public accounting firm.

A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to questions.

Shareholder Vote Requirement

This Proposal will be approved if the votes cast in favor of the Proposal exceed the votes cast against it. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of Ernst & Young LLP.

The Board of Directors recommends that shareholders vote FOR ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015.

PROPOSAL NO. 3 — ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Introduction

The Company’s goal with respect to executive compensation is to provide a comprehensive package that is sufficient to attract, motivate and retain executives of outstanding ability, performance and potential. The Compensation Committee seeks to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides incentives for retention. The Compensation Committee seeks a compensation program that is internally consistent and believes that pay differences among jobs should be commensurate with differences in the levels of responsibility between the Chief Executive Officer and the other Named Executive Officers.

We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2014 compensation of our Named Executive Officers.

We are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the shareholders of Forward Air, that the shareholders approve the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2015 Annual Meeting of Shareholders.

As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Vote Required

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting on this Proposal No. 3 at the Annual Meeting is required for approval of this Proposal. Unless contrary instructions are received, shares of common stock represented by duly executed proxies will be voted for the adoption of the resolution approving the compensation of Named Executive Officers. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR approval, on an advisory basis, of the compensation of the Named Executive Officers.

Other Matters

The Board of Directors knows of no other matters that may come before the meeting; however, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, Nasdaq and the Company. Based solely on a review of the reports that have been filed by or on behalf of such persons in this regard and written representations from our directors and named executive officers, we believe that all ownership reports were timely filed during 2014, except that Ms. Tracy A. Leinbach reported late one transaction on a Form 4 filed on May 13, 2014.

Deadline for Submission to Shareholders of Proposals to be Presented at the 2016 Annual Meeting of Shareholders

Any proposal intended to be presented for action at the 2016 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company at its principal executive offices not later than December 4, 2015 in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its 2016 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by Rule 14a-8 of the Exchange Act.

For other shareholder proposals to be timely (but not considered for inclusion in the proxy statement for the 2016 Annual Meeting of Shareholders), a shareholder’s notice must be received by the Secretary of the Company not later than February 12, 2016 and the proposal and the shareholder must comply with Rule 14a-4 under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next Annual Meeting is not received prior to February 12, 2016, proxies solicited by the Board of Directors in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the Annual Meeting.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of 2015 Annual Meeting of Shareholders, Proxy Statement and 2014 Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of each document to you if you write the Company’s Secretary at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745, or call (423) 636-7000. If you want to receive separate copies of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or, if the shares are not held in “street name,” you may contact the Company at the above address and phone number.

Miscellaneous

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend the Annual Meeting in person are urged, regardless of the number of shares of common stock owned, to please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 is included within the Annual Report provided with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. Copies of exhibits filed with the Form 10-K are available upon written request. Requests should be made in writing to Michael L. Hance, Secretary of the Company, at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745. The Company’s filings with the SEC are also available, without charge, on our website (www.forwardair.com) as soon as reasonably practical after filing.

By Order of the Board of Directors,

Michael L. Hance
Greeneville, Tennessee	Senior Vice President,
April 2, 2015	Chief Legal Officer and Secretary

FORWARD AIR CORPORATION
ATTN: LEGAL DEPARTMENT
430 AIRPORT ROAD
GREENEVILLE, TN 37745
Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
NAME
THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K
CONTROL #
SHARES 123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: x
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
For Withhold For All All All Except
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees
01 Bruce A. Campbell 02 C. Robert Campbell 03 C. John Langley 04 Tracy A. Leinbach 05 Larry D. Leinweber
06 G. Michael Lynch 07 Gary L. Paxton 08 Ronald W. Allen
The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain
2 To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company; 0 0 0
3 To approve, on an advisory basis, the compensation of the named executive officers. 0 0 0
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
0000000000
0 2
Yes No
Please indicate if you plan to attend this meeting 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
JOB #
Signature [PLEASE SIGN WITHIN BOX] Date
Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1
SHARES
CUSIP #
SEQUENCE #
Signature (Joint Owners) Date
0000230624_1 R1.0.0.51160
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report is/are available at www.proxyvote.com .
PROXY
FORWARD AIR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FORWARD AIR CORPORATION
The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, hereby appoints Bruce A. Campbell and C. Robert Campbell, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Forward Air Corporation owned of record by the undersigned on all matters which may come before the 2015 Annual Meeting of Shareholders to be held in The Explorer Room, Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337 on May 12, 2015, at 8:00 a.m., EDT, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve, or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting and on other matters which may properly come before the 2015 Annual Meeting and any adjournments thereof.
You are encouraged to specify your choice by marking the appropriate box (see reverse side), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you sign and return this card.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the director nominees and “FOR” Proposals 2, and 3
0000230624_2 R1.0.0.51160
Continued and to be signed on reverse side